UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ANSYS, Inc.

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ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

March 26, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) to be held on Wednesday, May 12, 2010, at 2:00 p.m. Eastern Time, at the Southpointe Club located at Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”).

The Annual Meeting has been called for the purposes of (i) electing two Class II Directors for three-year terms; (ii) ratifying the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 17, 2010 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Company’s Board of Directors as Class II Directors of the Company and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 11, 2010. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

James E. Cashman III
President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 12, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ANSYS, Inc. (the “Company”) will be held on Wednesday, May 12, 2010, at 2:00 p.m. Eastern Time, at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania (the “Annual Meeting”), for the purpose of considering and voting upon:

1.	The election of two Class II Directors for three-year terms;

2.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 17, 2010 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

Sheila S. DiNardo
Vice President, General Counsel and Secretary

Canonsburg, Pennsylvania

March 26, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 11, 2010. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

i

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, PA 15317

(724) 746-3304

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 12, 2010

ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANSYS, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 12, 2010 at 2:00 p.m. Eastern Time at the Southpointe Club, Southpointe, 360 Southpointe Boulevard in Canonsburg, Pennsylvania, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of two Class II Directors for three-year terms, such terms to continue until the annual meeting of stockholders in 2013 and until such Directors’ successors are duly elected and qualified;

2.	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being made available to stockholders of the Company on or about March 26, 2010 in connection with the solicitation of proxies for the Annual Meeting, and the Notice of Internet Availability of Proxy Materials is first being mailed to stockholders of the Company on or about March 26, 2010. The Board of Directors has fixed the close of business on March 17, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 90,347,473 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 76,466 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the Class II Directors. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class II Directors and, therefore, will not have an effect on the election of the Class II Directors.

The affirmative vote of holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the approval of the ratification of the selection of the independent registered public accounting firm. Abstentions will be counted as voting against the ratification of the selection of the independent registered public accounting firm.

Stockholders of the Company are requested to complete, date, sign and return their proxies in one of the following ways: use the website address shown on the proxy card and vote over the internet; use the toll-free telephone number shown on the proxy card and vote over the telephone; or, if a stockholder has requested a paper copy of these documents, mark, date and sign the proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Directors listed in this Proxy Statement and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is not anticipated that any matters other than the election of two Class II Directors and the ratification of the Company’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. Internet and telephone voting procedures verify stockholders’ identities and allow stockholders to confirm that voting has been recorded correctly. Stockholders voting over the Internet should realize that there may be additional costs with electronic access, such as usage charges from Internet access providers, which must be paid by the stockholder.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2009 (“Fiscal 2009”), is being made available to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

DISCUSSION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with three Directors in Class I, three Directors in Class II and three Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by our stockholders at each annual meeting.

At the Annual Meeting, two Class II Directors will be elected to serve until the annual meeting of stockholders in 2013 and until such Directors’ successors are duly elected and qualified. Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Jacqueline C. Morby and Michael C. Thurk for re-election as Class II Directors. In connection with his retirement as an employee of the Company, which became effective as of December 31, 2009, Zoltan J. Cendes has opted not to seek re-election as a Class II Director. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Ms. Morby and Mr. Thurk as Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees have agreed to stand for re-election and to serve, if elected, as Directors. However, if any person nominated by our Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominees as Class II Directors of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS CLASS II DIRECTORS OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2010. Deloitte & Touche LLP is considered by our management to be well-qualified. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although we are not required to submit the ratification of the selection of our independent registered public accounting firm to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Deloitte & Touche LLP, our Directors will consider the vote and the reasons for it in future decisions on the selection of independent registered public accounting firms.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR BOARD OF DIRECTORS

Director Profiles

Set forth below is certain information regarding our Directors, including the Class II Directors who have been nominated for election at our Annual Meeting.

Name	Age	Director Since
Class I—Term Expires 2012
Peter J. Smith	65	1994
Bradford C. Morley (1)(3)	63	2001
Patrick J. Zilvitis (1)(3)	67	2000
Class II—Term Expires 2010
Zoltan J. Cendes	63	2008
Jacqueline C. Morby (2)*	72	1994
Michael C. Thurk (1)*	57	2007
Class III—Term Expires 2011
James E. Cashman III	56	2000
William R. McDermott (2)	48	2007
John F. Smith (2)(3)	75	1995

*	Nominee for re-election.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation and Stock Option Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The principal occupation and business experience for at least the last five years for each of our Directors is set forth below.

Peter J. Smith has been Chairman of our Board of Directors since July 1995. Mr. Smith served as President until April 1999 and Chief Executive Officer until February 2000. Prior to joining the Company, Mr. Smith was Vice President of European Operations for Digital Equipment Corporation from November 1991 to March 1994. Previously, he managed Digital’s worldwide applications development and marketing activities, including its engineering systems group which focused on CAD and CAM, graphics and general engineering software business. Mr. Smith is also a Director of Accellos Inc., a supply chain software solutions company. He is the past Chairman of Bluesocket, Inc., Neartek, Inc. and the Martin Group, and a former Director of NxTrend Inc. Prior oversight and management roles as chairman, director, officer and CEO of several software and global technology companies, as well as extensive board and management experience with the Company, enable Mr. Smith to provide leadership and assure a Board of Directors structure, process and diversity of skills and expertise for the Company.

James E. Cashman III has been our Chief Executive Officer since February 2000 and President since April 1999. Mr. Cashman served as our Senior Vice President of Operations from September 1997 to April 1999. Prior to joining the Company, Mr. Cashman was Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company involved in transaction processing, from May 1995 to September 1997. From September 1994 to May 1995, he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company. Prior to joining Metaphase, Mr. Cashman was employed by Structural Dynamics Research Corporation, a computer aided design company, from 1976 to 1994, in a number of sales and technical positions. Mr. Cashman is also Chairman of the Pittsburgh Technology Council and a Board Member of the Carnegie Museum of Natural History. Mr. Cashman’s experience includes senior responsibilities in technology, product and market strategy management as well as sales, operational and international functions prior to his general management role with the Company for the past decade. His well-diversified background is a key component of the Company’s board structure and effectiveness.

Zoltan J. Cendes has served as a Director of the Company since July 2008. From 1996 to 2008, Dr. Cendes served as Chairman of the Board and Chief Technology Officer at Ansoft Corporation, which he founded in 1984. Prior to forming Ansoft, Dr. Cendes worked for six years as an engineer at General Electric Corporation. In 1980, he was appointed Associate Professor of Electrical Engineering at McGill University and, in 1982, joined the Department of Electrical and Computer Engineering at Carnegie Mellon University, where he served as Professor until 1996. A fellow of the Institute of Electrical and Electronics Engineers (IEEE), Dr. Cendes received the IEEE Antennas and Propagation Society (IEEE AP-S) Distinguished Achievement Award in 2008. In addition, he has served on the editorial board of IEEE Spectrum, on the International Steering Committee of the COMPUMAG Conference, and as an IEEE AP-S Distinguished Lecturer. Dr. Cendes’ experience as a founder and principal technologist of the Ansoft business has been key to the successful integration of that business and important in setting future technology directions.

William R. McDermott has served as a Director of the Company since July 2007. In February 2010, Mr. McDermott was appointed co-CEO of SAP AG. Prior to that appointment, Mr. McDermott was the President and Chief Executive Officer of SAP Global Field Operations and a member of the Executive Board of SAP AG. Prior to SAP, Mr. McDermott served as Executive Vice President of Worldwide Sales & Operations at Siebel Systems and as President of Gartner, Inc. He spent 17 years at Xerox Corporation holding various senior management positions including President of U.S. Major Account Organization and Senior Vice President/General Manager of Xerox Business Systems. He serves on the board of directors of Under Armour, Inc., a performance apparel company dedicated to technologically advanced products, and PAETEC Communications, a nationwide integrated communications provider. Mr. McDermott’s experience serving and having served in top positions with large leading worldwide software and technology companies for more than 20 years provides extensive general management, international and customer-facing insight to the Company’s Board of Directors.

Jacqueline C. Morby has served as a Director of the Company since February 1994. Ms. Morby began retirement and became Senior Advisor of TA Associates, Inc. in 2003 and was Managing Director or a partner of TA Associates, Inc. or its predecessor from 1982 to 2003. Ms. Morby is also a Director of Axioma, Inc., a financial software company, and Pacific Life Corporation, a life insurance company. Ms. Morby has been one of the top women in the private equity industry for nearly 30 years. As such, she provides considerable know-how in the areas of mergers and acquisitions, broad knowledge in the software industry and a keen sense in assessing people skills and capabilities.

Bradford C. Morley has served as a Director of the Company since February 2001. From 1994 through 2007, Mr. Morley served as a Director for various high technology software companies, including Computer Aided Design Software, Inc., Camax Manufacturing Technologies, and CoCreate Software, Inc., where he served as Chairman of the Board. From 1990 to 1993, Mr. Morley was President of Applicon, Inc., a CAD/CAM subsidiary of Schlumberger Ltd. Prior to that time, Mr. Morley was employed for fifteen years at Structural Dynamics Research Corporation, where he served as Senior Vice President and General Manager. Mr. Morley has wide-ranging experience in operational, strategic senior management roles within companies which directly address similar or adjacent markets to the Company. In addition, his deep background in senior financial roles provides very valuable skills for functioning in an audit committee role.

John F. Smith has served as a Director of the Company since December 1995. Mr. Smith is currently a venture advisor for Flagship Ventures, an investment group that initiates and manages companies from the earliest stage of technology innovations, and was a venture partner since 2000. Mr. Smith served as the President of PerSeptive Biosystems, a life sciences company, from 1996 to 1999, and as Chief Operating Officer and Senior Vice President of Digital Equipment Corporation from 1986 through 1994. Mr. Smith is a Director of DataCore Software Corporation, a privately-held software vendor specializing in storage control, storage management and storage consolidation. Mr. Smith’s roles in senior positions at top level technology companies provide significant operational background. In addition, his experience as a managing director and senior advisor in the venture capital industry offers significant insight in consideration of potential acquisitions and the effective integration of those acquisitions with the Company.

Michael C. Thurk has served as a Director of the Company since May 2007. Mr. Thurk is currently the managing partner for Mariposa Consulting, LLC. From 2006 to 2008, Mr. Thurk served as Chief Operating Officer and member of the board at Avaya, Inc. He also held the position of President, Global Communications Solutions and Group Vice President, Systems at Avaya since 2002. Mr. Thurk has also held management positions at Ericsson and several U.S. data communications companies. At Ericsson, he was Executive Vice President, Division Data Backbone and Optical Networks and President, Ericsson Datacom, Inc. Before Ericsson, Mr. Thurk was President of Xyplex Networks and a vice president with General DataComm. Prior to that, he worked for Digital Equipment Corporation, in various senior roles and as a vice president responsible for enterprise network related businesses. Mr. Thurk is a Director of Acme Packet, Inc., a company specializing in session border control solutions. Extensive general management experience at large worldwide technology-focused companies provides Mr. Thurk with the ability to contribute significantly to the Company’s strategic, technology and operational directions.

Patrick J. Zilvitis has served as a Director of the Company since July 2000. Mr. Zilvitis was Chief Information Officer and Corporate Vice President of The Gillette Company, a global producer of consumer goods, from 1992 through 2000. Prior to 1992, Mr. Zilvitis managed the Consulting Services business at Digital Equipment Corporation. Mr. Zilvitis formerly served as a Director of Stocker Yale, Inc., a designer and manufacturer of structured light lasers, LED modules and specialty optical fibers. Mr. Zilvitis’ experience as a senior manager and chief information officer provides unique and valuable background as the Company considers its internal infrastructure and synergies with acquisition partners, as well as customers’ evolving information technology requirements.

Director Independence

Our Board of Directors has determined that each of Mr. McDermott, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis is an “independent director” in accordance with NASDAQ listing requirements. Therefore, we currently have a majority of “independent directors.”

Corporate Governance Guidelines

Our Board of Directors has approved and adopted Corporate Governance Guidelines to (i) promote the effective functioning of our Board and its committees and (ii) provide the framework for corporate governance of the Company. The Corporate Governance Guidelines are posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted the ANSYS, Inc. Code of Business Conduct and Ethics, which applies to all employees, officers and Directors of the Company and its subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics also meets the requirements of corporate governance under the listing standards of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.” We will also provide a copy of our Code of Business Conduct and Ethics to stockholders upon request, and intend to disclose any amendments to the Code of Business Conduct and Ethics, as well as any waivers for executive officers or Directors, on our website at www.ansys.com.

Meetings of Our Board of Directors

Our Board of Directors held ten (10) meetings during Fiscal 2009. Each of our incumbent Directors attended at least 90% of the total number of meetings of our Board and of the committees of which he or she was a member during Fiscal 2009, except that Ms. Morby attended all regular quarterly meetings but was absent for three special telephonic meetings of the Board.

Meetings of Our Independent Directors

Our independent Directors regularly meet in executive sessions outside of the presence of management. Currently, our independent Directors are Mr. McDermott, Ms. Morby, Mr. Morley, Mr. John F. Smith, Mr. Thurk and Mr. Zilvitis. The presiding Director for these meetings is currently Mr. Zilvitis. Any interested party who wishes to make his or her concerns known to our independent Directors may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to Mr. Zilvitis.

Director Attendance at Our Annual Meeting

We do not have a policy with respect to Directors’ attendance at our annual meeting of stockholders. The following Directors attended our 2009 annual meeting: James E. Cashman III, Peter J. Smith, Zoltan J. Cendes, William R. McDermott, Jacqueline C. Morby, Bradford C. Morley, John F. Smith, Michael C. Thurk and Patrick J. Zilvitis.

Stockholder Communications with Our Board of Directors

Any stockholder desiring to send communications to our Board of Directors, or any individual Director, may forward such communication to the Secretary of the Company at our office in Canonsburg, Pennsylvania. Our Secretary will collect and organize such communications and forward them to our Board of Directors or the particular Director, as the case may be.

Board Leadership Structure

The roles of Chairman of the Board of Directors and Chief Executive Officer of the Company are separated. Mr. James E. Cashman III is the Company’s Chief Executive Officer, while our Board is led by our Chairman, Mr. Peter J. Smith. Mr. Smith is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company which provides our Board with significant leadership advantages. The Company has also established a lead independent director position in order to assure that our independent directors have a strong voice in the leadership of our Board. The Company has appointed Mr. Patrick J. Zilvitis as its lead independent director, and he has the principal responsibility for leading meetings of our independent directors. We believe that this structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Committees of Our Board

Our Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation and Stock Option Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”).

Audit Committee

Our Audit Committee selects our independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with our independent registered public accounting firm, reviews with management and our independent registered public accounting firm the Company’s quarterly and annual operating results, reviews our periodic disclosures related to the Company’s financial statements, considers the adequacy of our internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees our risk management policies and practices, and establishes policies for business values, ethics and employee relations.

Our Audit Committee currently consists of the following three (3) Directors: Bradford C. Morley, Michael C. Thurk and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(c) of the NASDAQ listing requirements and the Securities Exchange Act of 1934 (“Exchange Act”) and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Our Board of Directors has determined that Bradford C. Morley and Patrick J. Zilvitis each qualify as an “audit committee financial expert.” During Fiscal 2009, our Audit Committee held four (4) meetings and all members attended each meeting. Our Audit Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualifications of existing Directors and is responsible for corporate governance oversight. As part of its evaluation of potential director candidates, our Nominating and Corporate Governance Committee considers whether each candidate’s background, experience and skill sets would provide new or alternative viewpoints or areas of expertise that would expand our Board’s collective understanding, insight and ability to make judgments regarding the Company’s global software business.

Our Nominating and Corporate Governance Committee currently consists of the following three (3) Directors: Bradford C. Morley, John F. Smith and Patrick J. Zilvitis, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(e) and as such term is defined in Rule5605 of the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee held two (2) meetings in Fiscal 2009 and all members attended each meeting. The Chairman of the Nominating and Corporate Governance Committee, Mr. Zilvitis, attended accredited director education in Fiscal 2009. Our Nominating and Corporate Governance Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee is responsible for reviewing and recommending the compensation of our Chief Executive Officer, reviewing and approving the compensation of all of our executive officers, overseeing general compensation levels, policies and programs for our employees as a group, approving and administering our equity plans, including our Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (“Option Plan”) and Second Amended and Restated ANSYS, Inc. Employee Stock Purchase Plan (“ESPP”), and succession planning for our senior management. To the extent not established by our Board, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-employee Directors.

Our Compensation Committee currently consists of the following three (3) Directors: William R. McDermott, Jacqueline C. Morby and John F. Smith, each of whom is not an affiliate or employee of the Company and is considered independent as required by Rule 5605(d) and as such term is defined in Rule 5605 of the NASDAQ listing requirements. Nine (9) meetings of our Compensation Committee were held during Fiscal 2009 and all members attended each meeting, except Ms. Morby was absent from three of the meetings. Our Compensation Committee Charter is available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

The Board’s Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk management strategies are implemented by management. The Board also receives a legal and risk update from management at each of its regular quarterly meetings.

The Board has delegated principal responsibility for the Company’s risk assessment processes to the Audit Committee. The Audit Committee receives a risk management update from management as part of its regular quarterly meetings and reviews all risk assessments conducted by the Company annually, the results of which are reported by the Audit Committee to the full board as part of its subsequent quarterly report. In addition, the Audit Committee oversees the Company’s annual enterprise business risk assessment and bi-annual fraud risk assessment, which are conducted by the Company’s Internal Auditor, who reports directly to the Audit Committee. The annual enterprise business risk assessments reviews the Company’s performance with regard to ongoing financial risks, operational risks, strategic risks and previously identified external risks as well as identifies new risks for each upcoming year.

The results of the annual enterprise business risk assessment are also reviewed annually by our Compensation Committee as part of its ongoing oversight of the Company’s compensation programs, with particular attention paid to the review of risks related to the Company’s reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. We have determined that it is not reasonably likely that our compensation policies would have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in Rule 5605 of the NASDAQ listing requirements. We are not aware of any Compensation Committee interlocks.

Director Compensation

We compensate our non-affiliate independent Directors through a mix of cash and equity-based compensation. Beginning on April 1, 2006, our non-affiliate independent Directors received an annual retainer of $40,000, and an annual retainer of $10,000 for each member of the Audit Committee ($20,000 for the Chairman), $10,000 for each member of the Compensation Committee ($15,000 for the Chairman), and $5,000 for each member of the Nominating and Corporate Governance Committee ($7,500 for the Chairman), all paid quarterly in arrears. Our non-affiliate independent Directors also received, at their option, (i) a grant of 5,600 deferred stock units (“DSUs”), which are rights to receive shares of our Common Stock upon termination of service as a Director, or (ii) options to purchase 16,000 shares of our Common Stock. The DSU and option grants are all awarded quarterly in arrears in accordance with our Option Plan and our Equity Grant Policy. Under our Equity Grant Policy, which is described on page 18 of this Proxy Statement, the exercise price of all options granted is equal to the closing price of the Common Stock on the date of grant. Pursuant to our Option Plan and our stock option agreements with each non-affiliate independent Director, all stock options awarded to non-affiliate independent Directors are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company.

Directors who are also our employees do not receive cash or equity compensation for service on the Board.

Director Stock Ownership Guidelines

On December 14, 2005, our Board approved stock ownership guidelines for Directors. Under these guidelines, all members of our Board are required to own a minimum of 2,000 shares of our Common Stock and to maintain this minimum amount throughout their tenure as a member of our Board. New Board members have three years to attain this minimum stock ownership level. The Director stock ownership guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com in the “Investors” section under the heading “Corporate Governance.”

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William R. McDermott	$50,000	$173,222	—	—	—	—	$223,222
Jacqueline C. Morby	$50,000	—	$211,440	—	—	—	$261,440
Bradford C. Morley	$65,000	—	$211,440	—	—	—	$276,440
John F. Smith	$60,000	$26,894	$178,686	—	—	—	$265,580
Michael C. Thurk	$50,000	$26,894	$178,686	—	—	—	$255,580
Patrick J. Zilvitis	$57,500	$173,222	$—	—	—	—	$230,722

(1)	Mr. James E. Cashman III, Mr. Peter J. Smith and Dr. Zoltan J. Cendes, each of whom is a Director of our Company, have been omitted from this table because they receive no compensation for serving on our Board. Mr. Cashman’s compensation as CEO for Fiscal 2009 is detailed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 11. Mr. Smith’s compensation as our Chairman for Fiscal 2009 consisted of the following: (1) $120,000 base salary; (2) $7,200 auto allowance; (3) $1,478 reimbursement for auto usage-related expenses; (4) $5,406 Company contributions to defined contribution and 401(k) plans; and (5) option grants for a total of 16,000 stock options. Mr. Smith’s option grants occurred on March 2, 2009, May 15, 2009, August 14, 2009 and November 16, 2009 during open trading windows, have an exercise price of $19.21, $26.95, $36.68 and $40.89, respectively, equal to the closing price of the Common Stock on the grant date, vest in installments over four years, and have a seven-year life. The grant date fair value of each stock option awarded to Mr. Smith was $8.19 on March 2, 2009, $11.35 on May 15, 2009, $15.92 on August 14, 2009 and $17.40 on November 16, 2009, computed in accordance with accounting guidance for stock-based compensation.
(2)	Refer to Note 2, “Stock-Based Compensation” beginning on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 26, 2010 for the relevant assumptions used to determine the valuation of our stock awards and option awards. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, in accordance with accounting guidance for stock-based compensation. These amounts reflect fair values of these awards on the grant dates, and do not correspond to the actual value that may be recognized by the non-employee Directors.
(3)	The aggregate number of non-employee Director stock options outstanding as of our December 31, 2009 fiscal year end was 488,000 and the aggregate number of non-employee Director stock awards outstanding was 37,020. The following are the aggregate number of stock option awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2009: Ms. Morby: 55,500; Mr. Morley: 152,500; Mr. J. Smith: 149,000; Mr. Thurk: 27,000; and Mr. Zilvitis: 104,000. The following are the aggregate number of DSU awards outstanding that have been granted to each of our non-affiliate independent Directors as of December 31, 2009: Mr. McDermott: 14,420; Mr. J. Smith: 6,000; Mr. Thurk: 6,400; and Mr. Zilvitis: 10,200.
(4)	The grant date fair value of each stock option awarded to our non-affiliate independent Directors was $8.19 on March 2, 2009, $11.35 on May 15, 2009, $15.92 on August 14, 2009 and $17.40 on November 16, 2009, computed in accordance with accounting guidance for stock-based compensation.

Transactions with Related Persons

We have adopted a written policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Company’s Board of Directors, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table presents information about persons or entities known to the Company to be the beneficial owner of more than five percent of our Common Stock as of December 31, 2009. The following information is based solely upon copies of filings of Schedule 13G received by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”).

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
FMR LLC 82 Devonshire Street Boston, MA 02109	7,710,403	(1)	8.69%

BlackRock Inc 40 East 52nd Street New York, NY 10022	4,531,730	(2)	5.11%

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on February 16, 2010 reporting beneficial ownership as of December 31, 2009.
(2)	The information reported is based on a Schedule 13G filed with the SEC on January 29, 2010 reporting beneficial ownership as of December 31, 2009.

Security Ownership of Our Management

The following table presents certain information pertaining to all of our executive officers and Directors as of January 29, 2010, based on their representations to the Company. All such information was provided by the stockholders listed and reflects their beneficial ownership as of January 29, 2010.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent (2)
Peter J. Smith (3)	294,584	*
James E. Cashman III (4)	1,440,485	1.60%
Zoltan J. Cendes	626,523	*
Maria T. Shields (5)	242,437	*
Brian C. Drew (6)	68,350	*
Joseph C. Fairbanks, Jr. (7)	120,338	*
Joshua Fredberg (8)	0	*
William R. McDermott (9)	14,420	*
Jacqueline C. Morby (10)	130,200	*
Bradford C. Morley (11)	119,875	*
John F. Smith (12)	150,332	*
Michael C. Thurk (13)	13,900	*
Patrick J. Zilvitis (14)	107,300	*
All executive officers and Directors as a group (17 persons) (15)	3,658,904	4.08%

*	Less than 1%.
(1)	Except as otherwise indicated, addresses are c/o ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA 15317.
(2)	All percentages have been determined as of January 29, 2010 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after January 29, 2010. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after January 29, 2010 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of January 29, 2010, a total of 89,781,748 shares of Common Stock were issued and outstanding.
(3)	Includes vested options to purchase 124,368 shares. Excludes unvested options to purchase 42,000 shares.
(4)	Includes vested options to purchase 1,089,972 shares. Excludes unvested options to purchase 390,000 shares.
(5)	Includes vested options to purchase 212,750 shares. Excludes unvested options to purchase 93,250 shares.
(6)	Includes vested options to purchase 42,500 shares. Excludes unvested options to purchase 71,000 shares.
(7)	Includes vested options to purchase 109,776 shares. Excludes unvested options to purchase 97,500 shares.

(8)	Excludes unvested options to purchase 40,000 shares.
(9)	Includes 14,420 deferred stock units (DSUs).
(10)	Includes vested options to purchase 13,500 shares. Excludes unvested options to purchase 42,000 shares.
(11)	Includes vested options to purchase 110,500 shares. Excludes unvested options to purchase 42,000 shares.
(12)	Includes 6,000 deferred stock units (DSUs). Includes vested options to purchase 120,500 shares. Excludes unvested options to purchase 28,500 shares.
(13)	Includes 6,400 deferred stock units (DSUs). Includes vested options to purchase 7,500 shares. Excludes unvested options to purchase 19,500 shares.
(14)	Includes 10,200 deferred stock units (DSUs). Includes vested options to purchase 87,500 shares. Excludes unvested options to purchase 16,500 shares.
(15)	Includes 37,020 deferred stock units (DSUs). Includes vested options to purchase 2,176,124 shares. Excludes unvested options to purchase 1,090,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC and NASDAQ. Section 16 Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that no Section 16 Person filed a late report, except that reports filed on behalf of Mr. McDermott, Ms. Morby, Mr. Morley, Mr. J. Smith, Mr. P. Smith, Mr. Thurk and Mr. Zilvitis on August 20, 2009 were filed two days late with regard to one transaction each due to an administrative error, and a report filed on behalf of Mr. J. Smith on September 18, 2009 was filed two days late as to one transaction and three days late as to another transaction due to administrative error.

OUR EXECUTIVE OFFICERS

Named Executive Officer Profiles

The names and ages of our named executive officers, and the principal occupation and business experience for at least the last five years for each named executive officer who is not also a Director, are set forth below as of December 31, 2009.

Name	Age	Position
James E. Cashman III (1)	56	President and Chief Executive Officer (“CEO”)
Maria T. Shields	45	Chief Financial Officer (“CFO”)
Joseph C. Fairbanks, Jr	55	Vice President, Sales & Support
Joshua Fredberg	40	Vice President, Marketing
Brian C. Drew	52	Vice President, Central Development Unit

(1)	Mr. Cashman is also a Director and his biographical information appears on page 3.

Maria T. Shields has been our Chief Financial Officer and Vice President, Finance and Administration since September 1998. Previously, she served as our Corporate Controller since September 1994 and as a Vice President since May 1998. Prior to joining the Company, Ms. Shields held various positions as a CPA with Deloitte and Touche LLP, including that of Audit Manager. Ms. Shields serves as a Director of the First National Bank Pittsburgh Community Board. Ms. Shields holds a Bachelor of Science degree in Accounting from Pennsylvania State University.

Joseph C. Fairbanks, Jr. has been our Vice President, Worldwide Sales and Support since October 2001. Prior to joining the Company, Mr. Fairbanks was President and Chief Operating Officer for Black Oak Computer Services Incorporated from August 2000 to October 2001. Prior to Black Oak, Mr. Fairbanks was the Vice President, Sales and Marketing for the IBM Business Unit of Avnet Hallmark, an IBM distributor, from August 1997 to August 2000. Prior to August 1997, Mr. Fairbanks was the Director of Sales Operations for Aspen Technology, a chemical engineering software company. Mr. Fairbanks majored in Computer Sciences at West Chester University.

Joshua Fredberg has been our Vice President, Marketing, since November, 2009. Prior to joining the Company, Mr. Fredberg was Vice President, Product Management and Marketing at Vistagy, Inc. from May 2009 to October 2009. From 2001-2009, Mr. Fredberg was with Parametric Technology Corporation, holding the positions of Senior Vice President of Product and Market Strategy from 2003-2009, Vice President, Product Strategy from 2001-2003 and Director, Business

Development in 2001. From 2000-2001, Mr. Fredberg was Director, Business Development at ARIBA. He holds a Bachelor of Science in Electrical Engineering from Tufts University, a Master of Science in System Engineering from the University of Pennsylvania and an M.B.A. in Finance from The Wharton School, University of Pennsylvania.

Brian C. Drew has been our Vice President and General Manager of the Central Development Business Unit since November 2006. Prior to joining the Company, Mr. Drew was the Vice President of Product Development & Internal Services at Fluent Inc. since July 1999. He became Fluent’s Business Unit Director for the Power Generation industry and the ICEPAK business unit in April 1995 after serving as Fluent’s Sales Director for North America since April 1991. Prior to Fluent, Mr. Drew’s industrial experience includes the design of rocket engines and spacesuits at Hamilton Sundstrand and the development of high heat flux cooling systems at Creare Inc. Mr.  Drew holds Bachelor and Master of Science degrees in Mechanical Engineering from Georgia Institute of Technology.

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. Our Compensation Committee makes recommendations regarding cash compensation, bonus targets and individual goals for our CEO, James E. Cashman III, to our Board of Directors, and our Board of Directors makes final determinations regarding Mr. Cashman’s cash compensation, bonus targets and individual goals. Our Compensation committee makes final determinations regarding equity compensation for Mr. Cashman. Since each of the other named executive officers reports to Mr. Cashman, he prepares an analysis for our Compensation Committee recommending each element of the compensation to be paid to the other named executive officers. Our Compensation Committee, however, has final approval over all compensation decisions and may accept or adjust such recommendations as it determines in the best interests of the Company and its stockholders. Our Compensation Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to our other officers and employees.

Throughout this Proxy Statement, the individuals who served as our CEO and CFO during Fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 22, are referred to as the “named executive officers” or “NEOs.”

Objectives of Compensation Program

The main objectives of our executive compensation program are to create a competitive total rewards package based on the attainment of short-term performance objectives and long-term strategic goals and to retain and attract qualified executive officers who will lead to our long-term success and enhance stockholder value. Each element of our compensation program supports these objectives. Accordingly, our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by us, which currently include a 401(k) plan, an employee stock purchase plan, and health care and other insurance programs. The benefit programs available to executives are the same as those available to all other eligible employees.

Role of Compensation Committee and Executive Officers in Compensation Decisions

Our Compensation Committee is comprised solely of non-affiliate independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Our Compensation Committee makes a recommendation to our full Board of Directors regarding the compensation of our CEO, including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining and recommending to our Board the CEO’s compensation based on that evaluation, and our Board of Directors makes all final decisions relating to our CEO’s compensation. As noted above, our CEO prepares an analysis for our Compensation Committee recommending each element of compensation to be paid to all other named executive officers, which our Compensation Committee may accept or adjust as it determines appropriate. To the extent not established by our Board of Directors, our Compensation Committee is also authorized to establish compensation and benefits for our Chairman and for new and existing non-affiliate independent Directors.

Our Chairman, CEO, Vice President of Human Resources and our external compensation consultant provide advice, analysis and recommendations to our Compensation Committee.

Setting Executive Compensation

To achieve our compensation objectives, our Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward executives for achieving such goals. In furtherance of these goals, our Compensation Committee has engaged Frederick W. Cook & Co. (“F.W. Cook”), an independent compensation consulting firm, to conduct a review of the total compensation program for our CEO and CFO, as well as for other key executives. F.W. Cook provides our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our CEO and the recommendations made by our CEO for our CFO and other executives.

Our Compensation Committee met in the fourth quarter of 2008 to set cash compensation for our NEOs for 2009 and to determine our internal financial targets for 2009. The Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2008 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies to help set our NEOs’ base salaries and target bonuses. The peer companies developed by F.W. Cook for consideration in setting cash compensation for our NEOs for 2009 are the following:

Advent Software, Inc.	Digital River, Inc.	QUEST Software, Inc.

Akamai Technologies, Inc.	Equinix, Inc.	Red Hat, Inc.

Aspen Technology, Inc.	FactSet Research Systems, Inc.	salesforce.com, inc.

BMC Software, Inc.	Informatica Corporation	Synopsys, Inc.

Cadence Design Systems, Inc.	Jack Henry & Associates	TIBCO Software, Inc.

Citrix Systems, Inc.	McAfee, Inc.	Verisign, Inc.

Compuware Corporation	Nuance Communications, Inc.

Concur Technologies, Inc.	Parametric Technology Corp.

In relation to these peer companies as of the date of the 2008 F.W. Cook analysis, our Company was at the 25th percentile in revenue, was between the 25th and 50th percentiles in number of employees, was between the 50th and 75th percentiles in operating income and market capitalization, and was above the 75th percentile in market capitalization to revenue ratio.

Our Compensation Committee met in the fourth quarter of 2009 to set equity compensation for our NEOs, in part based on an updated compensation analysis prepared by F.W. Cook in the fourth quarter of 2009, again considering the size and growth of the Company. The peer companies developed by F.W. Cook and considered in setting equity compensation for 2009 are the same companies developed by F.W. Cook in its report from the fourth quarter of 2008.

In relation to these peer companies as of the date of the 2009 F.W. Cook analysis, our Company was at the 25th percentile in revenue, was between the 25th and 50th percentiles in number of employees, was between the 50th and 75th percentiles in operating income and market capitalization, and was above the 75th percentile in market capitalization to revenue ratio.

Elements of Executive Compensation and Allocation among Elements

Our executive compensation program consists of the following three principal elements: base salary, cash bonus and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Each element of compensation is chosen in order to attract and retain the necessary executive talent and to reward corporate performance by creating a balanced focus on shorter-term corporate performance and providing incentives for the attainment of long-term strategic goals and enhancing stockholder value. The allocation of each element of compensation is determined by our Compensation Committee for each executive based on the following factors:

•	performance against corporate, individual and organizational objectives for the fiscal year;

•	importance of particular skill sets and professional abilities to the achievement of long-term strategic goals; and

•	contribution as a leader, corporate representative and member of the senior management team.

While we believe in structuring executive compensation plans that give our executives incentive to deliver certain objective elements of corporate financial performance over specified time periods, we do not believe in a purely mechanical approach. Instead, part of our executive compensation philosophy includes an element of reward for non-quantitative achievements demonstrated by our executives in the actions and decisions they have taken throughout the year. When establishing our executive compensation plans for a given year, it is not possible to foresee all of the challenges and demands that will be made of our executives, both as a management team and in their areas of individual responsibility. We believe that by rewarding decision-making and leadership, in addition to the achievement of quantifiable results, we are building a management team capable of creating stockholder value over the longer-term, while remaining disciplined in delivering shorter-term financial results.

The allocation of an executive officer’s compensation among each of the compensation components is based on our competitive benchmarking, as appropriate, our recruiting and retention goals, our view of internal fairness and consistency and other considerations that our Compensation Committee deems relevant, such as extraordinary performance. However, our Compensation Committee does not structure compensation so that significant compensation derived from one component of compensation negates or offsets compensation from other components. While our Compensation Committee does not have a policy for determining the appropriate allocation between cash and non-cash compensation or short-term and long-term incentive compensation, historically our Compensation Committee has allocated a greater percentage of an employee’s total compensation to equity compensation as he or she becomes more senior in the organization.

Base Salary, Cash Bonus and Total Cash Compensation

In December 2008, our Compensation Committee met to set cash compensation for our NEOs for 2009 and to determine our internal financial targets for 2009. As is our standard practice, the Compensation Committee reviewed a compensation analysis prepared by F.W. Cook in the fourth quarter of 2008 which considered the size and growth of the Company and benchmarked our executive compensation against select peer companies. However, in light of the broad-based macroeconomic decline that began to set in during mid-2008, and our Compensation Committee’s uncertainty regarding the macro-economic prospects for 2009, the Compensation Committee decided to hold our CEO’s base salary and target bonus at their 2008 levels with no increase for 2009.

In February 2009, the Compensation Committee met again to discuss executive compensation for 2009 in light of early results in 2009 and expectations regarding the macroeconomic environment. At that meeting, it was decided to revise our internal financial targets downwards but to maintain our CEO’s base salary and target bonus at 2008 levels as set in December 2008. The Compensation Committee also decided, with the recommendation of our CEO, to hold our other NEO’s base salaries and target bonuses at 2008 levels.

When compared against our revised internal financial targets from February 2009, we were able to achieve 97% of our internal revenue target for 2009 and to achieve 102% of our non-GAAP operating profit target for 2009 and 106% of our non-GAAP earnings per share target for 2009.

Cash Compensation Generally

Base salaries are intended to provide a fixed amount of compensation for an executive’s regular work and are set at appropriate market levels, while cash bonuses are designed to reward our executives for the achievement of shorter-term financial goals and individual performance objectives. Our base salary determinations principally reflect the skills and performance levels of individual executives, our needs, and pay practices of comparable public companies. It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries conservatively at or below a midpoint level relative to an appropriate set of peers. We believe this policy sets a prudent and fiscally responsible tone for our overall base salary compensation programs, while still enabling us to attract and retain employees who can contribute to our long-term success.

Cash bonuses effectively link individual contributions to overall business and individual performance and encourage executives to increase stockholder value in both the short and long term. Our philosophy with respect to the allocation of our overachievement of earnings in the form of cash bonuses is to reward our stockholders first and then to allocate bonus payments first to our employees and then to senior management and the CEO. The amount of cash incentive bonus payments to be awarded to all executives including the CEO depends upon the achievement of corporate performance in the key areas of revenue growth, non-GAAP operating profit and non-GAAP earnings per share in accordance with internal plan goals, which are established by our Board prior to the start of each fiscal year. Bonus payments up to 100% of target are based upon the achievement of these internal plan goals. Since 2000, the Company has failed to achieve its internal plan revenue goal as often as it has achieved it. Bonus payments exceeding 100% of target are determined based upon our overachievement of non-GAAP earnings. Individual differences in payments above or below 100% of target are based on individual performance factors depending on the particular executive’s role. Target bonuses for our executives range from 30% to 100% of base salary for Fiscal 2009, depending on the specific role and job responsibilities held by each of our executives. Our CEO’s cash bonus is determined semi-annually and at year-end based on corporate, individual and organizational performance at mid-year and year-end. Cash bonuses for our other executive officers are determined quarterly and at year-end.

Base Salaries Awarded in 2009

As discussed further above, our Compensation Committee determined to hold our CEO’s base salary at its 2008 level with no increase for 2009. Compared to the peer companies listed above, Mr. Cashman’s base salary for 2009 ($510,000) was within the mid-point range at 91% of the median ($560,003).

In setting base salaries to be paid to all other NEOs for 2009, as discussed further above, Mr. Cashman recommended that the base salaries of Ms. Shields, Mr. Fairbanks and Mr. Drew be held to their 2008 levels with no increase for 2009. Compared to the peer companies listed above, Ms. Shields’ base salary for 2009 ($225,000) was at 60% of the median ($374,013), Mr. Fairbanks’ base salary for 2009 ($240,000) was at 74% of the median ($325,000) and Mr. Drew’s base salary for 2009 ($180,000) was at 58% of the median ($312,890). Mr. Fredberg’s starting base salary ($230,000) was determined based on the recommendation of the Company’s executive search firm, his individual role and responsibilities, his individual salary history and internal equity considerations. Our Compensation Committee concurred with Mr. Cashman’s base salary recommendations for all NEOs.

Cash Bonuses Awarded in 2009

Our Compensation Committee awarded cash bonuses slightly below 100% of target amounts for Fiscal 2009 as revised in February 2009 because of our level of achievement of internal plan goals and because of achievement of our 2009 executive bonus plan approved by our Compensation Committee. Under our executive bonus plan for 2009, target bonuses were set between 30% and 100% of base salary depending on the role and individual goals for each executive. As noted above, annual bonus payments of up to 100% of target for executives are based on our level of achievement of internal plan goals, and individual differences in bonus payments for each executive depend on individual goals.

Cash bonuses for the first quarter of 2009 were awarded at levels significantly below target because of the macroeconomic environment and resultant revenue shortfall experienced by the Company compared to our internal revenue plan during that period, but were not eliminated because the Company achieved its non-GAAP operating profit and non-GAAP EPS internal plan during the first quarter. For the second quarter of 2009, cash bonuses were higher than the first quarter because of the Company’s level of achievement of its internal revenue plan and because the Company achieved its non-GAAP operating profit and non-GAAP EPS internal plan during that period, but were held below target levels because of continuing macroeconomic conditions and uncertainty regarding the Company’s revenue outlook. Bonuses for the third quarter of 2009 were higher than the prior period because the Company substantially achieved its internal revenue plan and achieved its non-GAAP operating profit and non-GAAP EPS internal plan during the third quarter, and because of improvement in macroeconomic conditions and recovery of the Company’s stock price, but were still held below target levels for that period. The CEO’s second half and year-end bonus were awarded at 100% of target, and $50,000 of the CEO’s first half bonus was restored, because the Company substantially achieved its internal revenue plan, overachieved its non-GAAP operating profit and non-GAAP EPS internal plan for the fourth quarter and Fiscal 2009 and because of substantial progress towards the CEO’s non-quantitative organizational development goals. Fourth quarter and year-end cash bonuses for the other NEOs were awarded at or above 100% of target for the fourth quarter and Fiscal 2009 because the Company substantially achieved its internal revenue plan and overachieved its non-GAAP operating profit and non-GAAP EPS internal plan for the fourth quarter and Fiscal 2009.

Individual goals for Mr. Cashman included achievement of corporate operational objectives relating to revenue, non-GAAP operating profit, cash position and non-GAAP earnings per share. Our Compensation Committee also considered individual goals relating to achievement in our organic growth as well as the quality of our strategic acquisition process and implementation. In particular, the integration of Ansoft, the largest acquisition in our history, provided the basis for several of these objectives, including integration planning and implementation for the technology, sales and marketing, financial and infrastructure aspects of the business. Our Compensation Committee also focused on certain organizational development goals in support of our longer term strategies including acquisition and organic growth, such as progress in succession planning and the enhancement of management and organizational development. Also considered was the attainment of customer satisfaction goals, as measured by ISO ratings and user survey results, and the continued enhancement of our investor base. Mr. Cashman was successful in achieving the corporate operational goals in 2009 because of the revenue, non-GAAP operating profit and non-GAAP earnings per share that we achieved in relation to our internal financial targets as revised in February 2009 and discussed further above. Mr. Cashman’s cash bonus award also reflects his level of over- or under-achievement of his individual goals as determined by our Compensation Committee and Board, including the achievement of individual goals relating to organizational development.

Individual goals for Ms. Shields in 2009 included improvements in the organization and staff development, corporate governance, business operations, CRM systems, business modeling and acquisitions effectiveness. Individual goals for Mr. Fairbanks in 2009 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, CRM, services development and marketing integration. Individual goals for Mr. Drew in 2009 included organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Individual goals for Mr. Fredberg, who joined the Company in November 2009, included reorganization of the product planning process, content development in support of the Company’s 2010 sales conference and realignment of the marketing team.

Ms. Shields, Mr. Fairbanks and Mr. Drew each received bonus payments for 2009 that were slightly below their targets because of our level of achievement of our internal revenue plan goals as revised in February 2009, for non-quantitative achievements, including our integration of Ansoft, and because of their level of performance of the individual goals identified above.

In the aggregate for 2009, Mr. Cashman received a cash bonus of $500,000, or 98% of his target bonus of $510,000; Ms. Shields received a cash bonus of $162,000, or 98% of her target bonus of $165,000; Mr. Fairbanks received a cash bonus of $199,360, or 97% of his target bonus of $205,000; and Mr. Drew received a cash bonus of $127,650, or 95% of his target bonus of $135,000. Mr. Fredberg, who joined the Company in November 2009, received a cash bonus of $28,333, representing 148% of his pro rata target bonus of $19,167. Individual differences in bonus payments relative to targets below and above 100% were based on individual performance goals described above.

Total Cash Compensation Awarded in 2009

In setting total cash compensation for Mr. Cashman for 2009, our Compensation Committee determined to hold the CEO’s base salary and target bonus at 2008 levels. Utilizing the peer companies listed on page 12, Mr. Cashman’s targeted total cash compensation ($1,020,000) consisting of base salary ($510,000) and target bonus ($510,000) was at 90% of the median ($1,138,750). Base salary ($510,000) was at 91% of median ($560,003) and target bonus ($510,000) was at 84% of median ($610,036). His actual base salary ($510,000) plus achieved bonus ($500,000) resulted in actual total cash compensation ($1,010,000) equal to 89% of median for the peer group.

In setting total cash compensation for the other named executive officers for 2009, Mr. Cashman recommended that the targeted total cash compensation of Ms. Shields ($390,000), Mr. Fairbanks ($445,000) and Mr. Drew ($315,000) be held to their 2008 levels. Compared to the peer companies listed above, targeted total cash compensation for Ms. Shields was at 62% of median ($628,164), targeted total cash compensation for Mr. Fairbanks was at 76% of median ($585,000) and targeted total cash compensation for Mr. Drew was at 64% of median ($491,228). Ms. Shields’ base salary ($225,000) plus achieved bonus ($162,000) was at 62% of the median, Mr. Fairbanks’ base salary ($240,000) plus achieved bonus ($199,360) was at 75% of the median and Mr. Drew’s base salary ($180,000) plus achieved bonus ($127,650) was at 63% of the median. Mr. Fredberg’s starting base salary ($230,000) was determined based on the recommendation of the Company’s executive search firm, his individual role and responsibilities, his individual total cash compensation history and internal equity considerations. Mr. Fredberg joined the Company in November, 2009 and received pro rata variable cash compensation for Fiscal 2009 of $28,333. Our Compensation Committee concurred with Mr. Cashman’s base salary and target bonus recommendations for all NEOs.

Variations Among Executive Officer Compensation

As our CEO and President, Mr. Cashman has primary responsibility for delivering results and managing operations so his compensation is determined based on Company-wide financial, organizational and strategic goals. Mr. Cashman has the highest variable component of his target bonus relative to his base salary, reflecting his overall operational and strategic responsibilities and their direct relationship to stockholder value. Since we achieved our internal financial plan at 97% for revenue and overachieved our internal financial plan at 102% for non-GAAP operating profit and 106% for non-GAAP earnings per share and he achieved many of his individual goals including the successful integration of Ansoft, Mr. Cashman received 98% of his target bonus for 2009. In addition, it is also our Compensation Committee’s intent to ensure that Mr. Cashman’s interests are aligned with the interests of our stockholders in challenging times such as the macroeconomic conditions experienced during the second half of 2008 and continuing in 2009, and accordingly, his compensation is heavily weighted with an equity component.

As described above, our Compensation Committee also relies on benchmarking data in assessing the reasonableness of the compensation for all of the named executive officers. Despite being compensated more highly than the other named executive officers, Mr. Cashman’s base salary of $510,000 was at 91% of the median for CEOs in the peer group. Mr. Cashman’s target bonus was planned at 100% of base salary, compared to the peer group median of 100% of base salary for target bonus, and he was awarded a cash bonus of $500,000, or 98% of base salary, based on our level of achievement of our internal revenue and non-GAAP profitability plans, and his level of achievement of his individual goals.

There are also variations among decisions relating to other executive officers based on their respective roles in the organization.

Ms. Shields, our chief financial officer, has a variable component in her target bonus that is principally tied to corporate performance because of her corporate-wide finance and administration responsibilities, including considering any potential acquisitions. Ms. Shields’ target bonus was planned at 73% of base salary, compared to the peer group median of 68% of base salary. Ms. Shields received more than Mr. Drew because of her performance of her finance and administration responsibilities and her role in the successful integration of Ansoft.

Mr. Fairbanks, our vice president of worldwide sales and support, has a higher variable component in his target bonus relative to his base salary because of his responsibilities in driving revenue and the heightened risk associated with his role. For example, individual goals for Mr. Fairbanks in 2009 included improvements in the development of a scalable, motivated, effective sales organization, forecast accuracy, services development and marketing integration. Mr. Fairbanks’ target bonus was planned at 85% of base salary, compared to the peer group median of 80% of base salary. Mr. Fairbanks received the largest total compensation following Mr. Cashman because revenue increased in 2009 and the internal revenue plan was substantially achieved at 97% of target.

Mr. Fredberg, our vice president of marketing, joined the Company in November, 2009. Mr. Fredberg received pro rata variable compensation of $28,333 for Fiscal 2009 relative to the 2010 target bonus established at the time of his hire, and based on his performance in the rapid realignment and energizing of the marketing team, immediate impact of materials developed for and support of the Company’s 2010 sales conference and expeditious relocation and assimilation to the management team.

Mr. Drew, our vice president of the central development unit, has variable components that reflect his role in the organization of an integrated development function, product development, product management, staff development, key function leadership and common quality processes. Mr. Drew’s target bonus was planned at 75% of base salary, compared with the peer group median of 59% of base salary. Mr. Drew received total compensation commensurate with his role and performance of his significant organizational objectives.

Equity Compensation

Equity compensation is intended to align the interest of executives with long-term stockholder interests and to create incentives for executives to work cooperatively to ensure we continue our successful growth. We have no set formula or timeframe for the granting of equity awards to individual executives or employees. In determining equity grants made in 2009, our Compensation Committee set aside a pool of options by considering the number of options available for grant under our stock option plan and reviewing an analysis prepared by our compensation consultant to determine market and stockholder value transfer levels. Our Compensation Committee believes that stock option and restricted stock grants help it achieve our compensation goals by giving executives a significant, long-term interest in our success, helping to attract and retain key executives in a competitive market for executive talent and aligning the interests of executives with long-term stockholder interests thereby enhancing stockholder value. Our Compensation Committee believes that our equity compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our NEOs are significantly impacted by fluctuations in the world economy and the Company’s stock price as the compensation plans of our NEOs are more heavily weighted with equity compared to other employees and officers, so that their interests are aligned with the interests of our stockholders. The Company experienced a significant decline in the price of its common stock during the second half of 2008 and first half of 2009 due to market conditions and, as a result, total compensation of our NEOs was significantly negatively impacted by this stock price decline in line with the impact on our stockholders during this period. As the Company’s stock price recovered during the second half of 2009, total compensation of our NEOs was positively impacted accordingly.

Our Compensation Committee monitors industry trends and applicable tax, accounting and regulatory changes and may in the future, for financial, competitive or other reasons, use other equity incentive vehicles in place of or in combination with stock options and restricted stock.

Equity Awards Granted for 2009

During Fiscal 2009, we granted options and deferred stock units (“DSUs”) to acquire an aggregate of 1,331,050 shares of our Common Stock to our employees, officers and non-affiliate independent Directors, representing 1.5% of the outstanding shares of our Common Stock as of December 31, 2009. Of this aggregate amount, our five named executive officers received stock options to acquire an aggregate of 204,500 shares, or approximately 15% of the total equity we granted in Fiscal 2009. Our employees and other officers received an aggregate of 1,056,550 stock options equal to approximately 79% of the total equity we granted in Fiscal 2009. Our non-affiliate independent Directors received an aggregate of 56,000 options and 14,000 deferred stock units (“DSUs”) equal to approximately 5% of the total equity we granted in Fiscal 2009 pursuant to the terms of our Option Plan.

In setting the individual equity awards based on the available options, our Compensation Committee considered comparisons to the peer group listed on page 12, longer-term performance, leadership potential, the responsibilities to be assumed by each executive in the upcoming fiscal year, the responsibilities of each executive in prior periods, existing option holdings, the size of awards made to each executive in prior years relative to our overall performance, available stock for issuance under our option plan, potential grants in future years and the projected retention incentive profile for each executive beyond 2009. In determining the equity awards for our NEOs in 2009, our Compensation Committee also considered a recommendation from the compensation consultant that a portion of the equity awards be granted in the form of stock awards in addition to the Company’s historical use of stock option awards. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew each received an equity award in the form of a stock option grant at the low end of the grant guidelines identified by the compensation consultant, which our Compensation Committee determined to be appropriate levels considering the factors noted as well as our historic equity grant levels, the equity grants to the employee population generally and each executive’s overall level of compensation. In addition, the Compensation Committee selected stock option grant levels for Fiscal 2009 with the expectation of implementing a stock award plan beginning in Fiscal 2010 which would bring the total equity awards for our NEOs toward the middle of the grant guidelines identified by the compensation consultant. Mr. Fredberg received initial new hire equity grants consistent with competitive benchmarks and as recommended by the Company’s executive search firm, which was approved by the Company’s Compensation Committee.

Mr. Cashman received a grant of options to purchase 75,000 shares of our common stock, which was significantly more than the other named executive officers received, because in his role as CEO he bears more of the responsibility for our performance and has a larger variable compensation component that reflects this greater risk. In determining the option awards for Mr. Cashman in 2009, our Compensation Committee considered short and long-term performance, long-term potential and leadership capability, our broader scope given the Ansoft acquisition and future retention incentives. Our Compensation Committee also reviewed past stock awards and Mr. Cashman’s current option holdings and internal comparisons and utilized the benchmark data from the peer companies listed on page 12 in order to target Mr. Cashman’s 2009 grant at the low end of the grant guidelines identified by the compensation consultant.

Ms. Shields received a grant of options to purchase 31,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of her performance in connection with the integration of Ansoft. The grant to Ms. Shields was at the low end of the consultant’s grant guidelines. Mr. Fairbanks received a grant of options to purchase 31,000 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of the achievement of the sales organization and his performance in connection with the integration of Ansoft. The grant to Mr. Fairbanks was at the low end of the consultant’s grant guidelines. Mr. Drew received a grant of options to purchase 27,500 shares of our common stock consistent with competitive benchmarks and an analysis provided by our compensation consultant and in recognition of his performance in product development activities. The grant to Mr. Drew was at the low end of the consultant’s grant guidelines. Mr. Fredberg received grants of options to purchase 35,000 and 5,000 shares of our common stock in connection with his hiring consistent with competitive benchmarks and the recommendation of our executive search firm.

Differences in equity grant levels among Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew reflect their varying roles and responsibilities, contributions to the Company’s achievement in 2009, contributions to the integration of Ansoft and internal equity considerations.

Beginning in 2010, the Company established the ANSYS, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Long-Term Incentive Plan, executives receive an annual target award of performance-based restricted stock units, with performance assessed by comparing the Company’s Total Stockholder Return (“TSR”) to the NASDAQ Composite Index TSR over successive three (3) year periods. Performance targets under the Long-Term Incentive Plan are as follows:

3-Year Performance Relative to Index	Percentage of Target Award Granted
110%	100%
101-109%	80%
96-100%	50%
91-95%	20%
<90%	0%

For the three-year performance period beginning on January 1, 2010, Mr. Cashman received a target award of 25,000 restricted stock units, Ms. Shields received a target award of 10,000 restricted stock units, Mr. Fairbanks received a target award of 10,000 restricted stock units, Mr. Fredberg received a target award of 3,000 restricted stock units and Mr. Drew received a target award of 9,000 restricted stock units. Differences in restricted stock unit awards among NEOs reflect factors such as individual roles and responsibilities, past performance and execution history, experience on the management team and retention factors. The NEO restricted stock unit awards were at the low end of the grant guidelines identified by the Company’s compensation consultant, but considered in combination with the 2009 stock option awards, place our NEOs toward the mid-point of the grant guidelines. No shares of stock will vest or be issued pursuant to these target awards until the end of the 3-year performance period and provided performance targets are achieved.

Equity Grant Policy

In October 2006, our Compensation Committee approved and adopted the ANSYS, Inc. Equity Grant Policy effective December 31, 2006. Under our policy, all grants, and the terms and conditions thereof, are authorized and approved by our Compensation Committee. Our Compensation Committee may authorize block grants of options or stock for employees who are not our executive officers or directors, and delegate the allocation of those awards to our CEO, CFO, General Counsel and Vice President of Human Resources. Our Compensation Committee has delegated to our CEO and Vice President of Human Resources authority to make new hire option grants of less than 10,000 options per new hire, not to exceed an aggregate of 50,000 delegated new hire option grants per calendar quarter. Our Compensation Committee must authorize and approve any change to the terms and conditions of any grant and any exceptions to our policy.

Under our policy, grants to existing directors, officers, employees, consultants and key persons occur during open trading windows when all material information, including our earnings, has been publicly disclosed. Accordingly, the grant date for all grants will be the later of (i) forty-five (45) days after the end of each calendar quarter or the next business day thereafter, or (ii) two (2) business days after the start of our next open trading window after the end of a calendar quarter or the next business day thereafter. No grant date shall precede the date the grant was authorized by our Compensation Committee. The grant date for delegated new hire grants shall be the last business day of the month in which the hire date occurs and shall not precede the employee’s hire date.

The grant or exercise price for all grants will be the fair market value of the stock on the grant date. It is our policy to set the fair market value equal to the closing price of the stock on the grant date.

Equity Ownership by Executives

On July 25, 2007, our Committee approved Management Stock Ownership Guidelines. Under these guidelines, all members of our senior management team are required to own equity in the Company equal to a minimum of two times their base salary, and to attain this minimum stock ownership level within four years. For purposes of this calculation, at least one half of the minimum must be comprised of shares of stock and the balance may be comprised of up to one half of the value of an executive’s vested stock option gains. The Management Stock Ownership Guidelines are part of our Corporate Governance Guidelines and are available on our website at www.ansys.com.

Perquisites

Some of our executives receive de minimus benefits that are not available to all of our employees. We do not provide aircraft or premium travel allowances to our executives, and we have no deferred compensation, pension arrangements, post-retirement health coverage or similar benefits for our executives.

Perquisites Provided in 2009

All of our named executive officers participated in the same Company retirement plans that are available to all of our eligible employees. Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew each received a Company retirement plan contribution of $9,638. Mr. Fredberg, who joined the Company in November 2009, was not eligible for a retirement plan contribution during Fiscal 2009. Mr. Cashman received an auto allowance and reimbursement for auto usage-related expenses of $9,531, and life insurance premiums totaling $3,430. Mr. Fairbanks received an auto allowance of $6,000. Our corporate health and other insurance plans are the same for all eligible employees, and our executives pay the same premiums as our other employees who are enrolled in our plans.

Post-Employment Compensation

Retirement Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our U.S.-based employees are eligible to participate in our 401(k) plans. In any plan year, we will contribute to each ANSYS, Inc. participant a matching contribution as follows: a dollar for dollar match for the first 3% an employee contributes to his or her 401(k) account, and a 25% match on the next 5% an employee contributes, for a maximum matching payment by us of 4.25%. All other executives are eligible to participate in the retirement plans offered generally to employees in the location where they are employed.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments

We do not provide post-employment health coverage or other benefits, except in connection with certain employment agreements, details of which are included below under “Employment, Severance and Change-of-Control Agreements.”

Employment, Severance and Change-of-Control Agreements

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of our Chairman, CEO and some employees of our foreign or acquired subsidiaries, which is consistent with our moderately conservative compensation philosophy. We have entered into severance agreements with these individuals because of the unique situations of each of these executives.

We have an employment agreement with Mr. Peter J. Smith, our Chairman, dated March 28, 1994, which was entered into in connection with his employment with us. Mr. Smith’s severance payment and change of control benefits were established in 1994 and reflect competitive conditions at the time of his employment and have been maintained because his role is viewed by our Compensation Committee as critical to any change of control that could be advantageous to our stockholders. Mr. Smith’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for severance at the annual rate of $300,000 and continuation of then-existing benefits in the event Mr. Smith’s employment is terminated by us without cause or in the event of a constructive termination (as defined therein) until the earlier of one year after termination or Mr. Smith’s acceptance of other employment and (iv) restricts competitive activities by Mr. Smith for one year following termination of his employment other than for cause or in the event of a constructive termination. We provided Mr. Smith with funds at the time of his employment to purchase a $300,000 annuity resulting in payments to Mr. Smith beginning at age 62.

We have an employment agreement with Mr. Cashman, which was entered into in April 2003 based on competitive and benchmark data at that time. Mr. Cashman’s severance payment and change of control benefits were established in 2003 for retention reasons and because his role is viewed by our Compensation Committee as critical to any change of control which could be advantageous to our stockholders. His payments reflect competitive comparisons made at the time to the following peer companies: Advent Software, Inc., Ansoft Corp., Business Objects SA, Cadence Design Systems Inc., Citrix Systems, Inc., Kronos Inc., Manhattan Associates, Inc., MapInfo Corp., Mentor Graphics Corp., Mercury Interactive, Moldflow Corp., MSC Software Corp., MTS Systems Corp. and Parametric Technology Corp. Mr. Cashman’s employment agreement (i) provides for an annual base salary and participation in our executive bonus plan, (ii) is for an indefinite term unless terminated by either party, (iii) provides for termination benefits equal to two times his combined salary and target bonus and continuation of benefits then in effect if we terminate him without cause at any time or demote or terminate him with or without cause within 180 days following a change of control of us, or if he resigns following our material breach of his employment agreement, (iv) in the case of change of control of us, provides that all awarded stock options shall become fully vested upon the effective date of the transaction, (v) provides Mr. Cashman with a $2.0 million term life insurance policy, the proceeds of which are payable to beneficiaries designated by Mr. Cashman, and (vi) restricts competitive activities by Mr. Cashman for two years following the termination of his employment with us regardless of the basis of that termination. Our compensation consultant reviewed these terms in December 2006 and verified that they were in line with competitive practices.

We have an agreement with Mr. Fredberg entered into in connection with his hiring in November 2009. Pursuant to this agreement, Mr. Fredberg would receive twelve (12) months’ salary if his employment with the Company is terminated without cause within eighteen (18) months of his hiring, and six (6) months’ salary if his employment with the Company is terminated without cause at any time after eighteen months from his hire date.

In November, 2008, Mr. Smith’s and Mr. Cashman’s employment agreements were amended primarily to comply with Section 409A of the Internal Revenue Code and no additional compensation was included in either amendment. The deadline for bringing agreements in to full documentary compliance with Section 409A was December 31, 2008. Based on a review of the agreements in place between the Company and each of Mr. Smith and Mr. Cashman, it was determined that each such agreement should be amended to ensure that it would be exempt from, or compliant with, Section 409A, while still preserving the material terms of the Company’s agreement with each executive. The amendments generally clarify the timing of certain payments to be made under the agreements and add certain provisions that are required by Section 409A to be included in agreements between a public company and its officers.

On February 17, 2010, the Company adopted the ANSYS, Inc. Executive Severance Plan (“Executive Severance Plan”), for executives and other employees selected for participation by our Compensation Committee. Pursuant to the Executive Severance Plan, covered executives whose employment with the Company is terminated for any reason other than for cause or a change of control of the Company will receive a lump-sum severance payment equal to the sum of six (6) months’ base salary and an amount equal to the earned, but unpaid, portion of the covered executive’s target bonus, as well as twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate. In the event the employment of a covered executive is terminated within eighteen (18) months of a change of control of the Company and without cause, the covered executive will (a) receive a lump-sum severance payment equal to the sum of twelve (12) months’ base salary and an amount equal to that covered executive’s target bonus, (b) receive twelve (12) months’ health and welfare benefits and outplacement services up to $15,000 in the aggregate and (c) have all outstanding stock options and other outstanding stock-based awards accelerate and become fully exercisable and non-forfeitable as of the date of such termination of employment. Ms. Shields, Mr. Drew and Mr. Fairbanks currently participate in Executive Severance Plan.

Given their roles in ensuring the success of any corporate transactional activities and the relative exposure of their roles following any such transaction, we have agreements with Mr. Peter J. Smith, our Chairman, Mr. Cashman and Ms. Shields, which provide that all stock options awarded to each of them are subject to “single trigger” vesting and shall become fully vested in the event of a change of control of the Company. The value of these benefits was considered appropriate because of the key role of these individuals in any change of control transaction and because this payment would be a function of our success and the delivery of stockholder value, as reflected in the stock price at the time of the change of control. Assuming a change of control occurred on December 31, 2009 and that the price per share is the closing market price as of that date, Mr. Smith would receive $473,155, Mr. Cashman would receive $7,579,050 and Ms. Shields would receive $1,000,255, respectively, in connection with the vesting of their stock options.

We have stock option agreements with all employees and executive officers who have been granted stock options. With the exception of Mr. Smith, Mr. Cashman and Ms. Shields, all of our employee stock option agreements, including those of Mr. Fairbanks, Mr. Drew and Mr. Fredberg, are subject to “double-trigger” vesting, meaning that if within 18 months of a change of control, their respective employment is terminated without cause or is terminated by such employee after any material adverse modification of his or her duties, principal employment location or compensation, then all stock options awarded to that employee would become fully vested. These named executive officers are subject to double-trigger vesting rather than single-trigger vesting because they are less likely to lose their positions with us upon a change of control. Assuming a change of control occurred on December 31, 2009, their employment terminated on December 31, 2009, and the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Fredberg and Mr. Drew would receive $1,038,255, $89,950 and $611,615, respectively, in connection with the vesting of their stock options.

In addition, each of Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew have stock award grants totaling 4,294, 2,528, 2,528 and 800 shares, respectively. These shares were fully vested upon grant and are subject only to a lock-up agreement restricting transfer until the earlier of (i) the fourth anniversary of the grant date, (ii) termination of employment with us, or (iii) a change of control of the Company.

Had a change of control occurred during Fiscal 2009 and had their employment been terminated on December 31, 2009, Mr. Smith, Mr. Cashman, Ms. Shields, Mr. Fairbanks, Mr. Fredberg and Mr. Drew would have been eligible to receive the severance payments set forth in the table entitled “Potential Payments Under Employment, Severance and Change-of-Control Agreements” on page 25 of this Proxy Statement.

Our Compensation Committee has implemented these change of control arrangements because it believes that such arrangements are necessary to protect the interests of our senior executives when a potential change of control could affect such executive’s job security, authority, or compensation and that these arrangements help us recruit and retain executive-level talent. These change of control arrangements also promote the interests of our stockholders by mitigating the senior executives’ concerns about such potential matters and thereby assuring that management provides guidance to the Board of Directors and stockholders that is not related to such concerns. Our Compensation Committee considers these potential payments in tally sheet format when considering decisions on the compensation elements. In general, change of control agreements are in place to provide appropriate incentive in a change of control situation positive to stockholders. Our Compensation Committee gives significantly greater weight to Company performance and individual goal achievement than it does to prospective change of control payments in making compensation decisions.

Compensation Earned

Summary Compensation Table

(Fiscal Year 2009)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
James E. Cashman III, CEO	2009	$510,000	$500,000	—	$1,305,000	—	—	$22,598	$2,337,598
	2008	$510,000	$511,000	—	$1,162,510	—	—	$22,631	$2,206,141
	2007	$470,000	$536,900	—	$1,567,192	—	—	$42,118	$2,616,210
Maria T. Shields, CFO	2009	$225,000	$162,000	—	$539,400	—	—	$9,638	$936,038
	2008	$216,933	$182,700	—	$406,879	—	—	$9,050	$815,562
	2007	$189,167	$156,800	—	$455,910	—	—	$29,250	$831,127
Joseph C. Fairbanks, Jr., Vice President, Sales	2009	$240,000	$199,360	—	$539,400	—	—	$15,638	$994,398
	2008	$229,100	$198,850	—	$465,004	—	—	$16,055	$909,009
	2007	$199,000	$217,500	—	$498,652	—	—	$36,297	$951,449
Joshua Fredberg, Vice President, Marketing	2009	$38,333	$28,333	—	$702,900	—	—	$123,553	$893,119
Brian C. Drew, Vice President, Development	2009	$180,000	$127,650	—	$478,500	—	—	$9,638	$795,788
	2008	$177,500	$134,500	—	$348,753	—	—	$15,501	$676,254
	2007	$170,132	$138,000	—	$398,922	—	—	$5,215	$712,269

(1)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 53 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2008, on page 62 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 27, 2009 and on page 58 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 26, 2010 for the relevant assumptions used to determine the valuation of our option awards in 2007, 2008 and 2009. The amounts in the table reflect the dollar amount that was or will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.
(2)	For Mr. Cashman, consists of life insurance premiums of $3,430, costs for auto allowance and reimbursement for auto usage-related expenses of $9,531 and Company contributions to the 401(k) plan of $9,638 for 2009. For Mr. Fairbanks, consists of costs for auto allowance of $6,000 and Company contributions to the 401(k) plan of $9,638 for 2009. For Ms. Shields and Mr. Drew, consists of Company contributions to the 401(k) plan of $9,638. For Mr. Fredberg, consists of relocation assistance of $123,553 (including $39,590 of tax gross up).

Grants of Plan-Based Awards

(Fiscal Year 2009)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (1)
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James E. Cashman III, CEO	11/16/09	11/12/09	—	—	—	—	—	—	—	75,000	$40.89	$1,305,000

Maria T. Shields, CFO	11/16/09	11/12/09	—	—	—	—	—	—	—	31,000	$40.89	$539,400
Joshua Fredberg, Vice President, Marketing	11/16/09	10/27/09	—	—	—	—	—	—	—	35,000	$40.89	$609,000
	12/31/09	10/27/09	—	—	—	—	—	—	—	5,000	$43.46	$93,900

Joseph C. Fairbanks, Jr., Vice President, Sales	11/16/09	11/12/09	—	—	—	—	—	—	—	31,000	$40.89	$539,400

Brian C. Drew, Vice President, Development	11/16/09	11/12/09	—	—	—	—	—	—	—	27,500	$40.89	$478,500

(1)	The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 2, “Stock-Based Compensation” beginning on page 58 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 26, 2010 for the relevant assumptions used to determine the valuation of our option awards in 2009. The amounts in the table reflect the dollar amount that will be recognized for financial statement reporting purposes over the four-year vesting period, computed in accordance with accounting guidance for stock-based compensation. These amounts reflect the fair values of these awards on the grant date, and do not correspond to the actual value that may be recognized by the NEOs.

Our Compensation Committee authorized the grant of stock option awards to our named executive officers at a special meeting, which was held on November 12, 2009, the same date on which it authorized the grant of stock option awards to our other officers and employees. Our Compensation Committee authorized new hire grants of stock option awards to Mr. Fredberg at a regular meeting held on October 27, 2009. In keeping with our standard policy and practice, the employee option allocation was finalized and all of the awards were granted on November 16, 2009, which was during the next open trading window after our Compensation Committee meeting, and Mr. Fredberg’s second award was granted on December 31, 2009 consistent with the Company’s Equity Grant Policy. The exercise price of the stock options that were awarded was $40.89 per share (and $43.46 per share for Mr. Fredberg’s second award), the closing price of our Common Stock on the grant date as reported on the NASDAQ Global Select Market. The terms of the options provide for vesting in four equal annual installments commencing one year from the date of grant. The options have a 10-year life.

Outstanding Equity Awards at Fiscal Year-End

(Fiscal Year 2009)

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James E. Cashman III, CEO	34,972	—		—		$2.86	02/02/11	—	—	—	—
	320,000	—		—		$5.63	02/06/12	—	—	—	—
	300,000	—		—		$9.28	02/05/14	—	—	—	—
	200,000	200,000	(1)	—		$16.88	02/10/15	—	—	—	—
	105,000	35,000	(2)	—		$24.01	11/20/16	—	—	—	—
	55,000	55,000	(3)	—		$38.75	11/15/17	—	—	—	—
	25,000	75,000	(4)	—		$28.40	11/14/18	—	—	—	—
	—	75,000	(5)	—		$40.89	11/16/19	—	—	—	—
Maria T. Shields, CFO	60,000	—		—		$4.68	08/20/11	—	—	—	—
	52,000	—		—		$4.94	10/22/12	—	—	—	—
	20,000	—		—		$7.15	05/30/13	—	—	—	—
	16,000	—		—		$16.88	02/10/15	—	—	—	—
	10,000	10,000	(6)	—		$17.92	07/27/15	—	—	—	—
	30,000	10,000	(7)	—		$24.01	11/20/16	—	—	—	—
	16,000	16,000	(8)	—		$38.75	11/15/17	—	—	—	—
	8,750	26,250	(9)	—		$28.40	11/14/18	—	—	—	—
	—	31,000	(10)			$40.89	11/16/19	—	—	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	21,276	—		—		$4.70	10/10/11	—	—	—	—
	7,000	—		—		$4.94	10/22/12	—	—	—	—
	15,000	—		—		$16.88	02/10/15	—	—	—	—
	9,000	9,000	(11)	—		$17.92	07/27/15	—	—	—	—
	30,000	10,000	(12)	—		$24.01	11/20/16	—	—	—	—
	17,500	17,500	(13)	—		$38.75	11/15/17	—	—	—	—
	10,000	30,000	(14)	—		$28.40	11/14/18	—	—	—	—
	—	31,000	(15)	—		$40.89	11/16/19	—	—	—	—
Joshua Fredberg, Vice President, Marketing	— —	35,000 5,000	(16) (17)		$ $	40.89 43.46	11/16/19 12/31/19	— —	— —	— —	— —
Brian C. Drew, Vice President, Development	21,000	7,000	(18)	—		$24.01	11/20/16	—	—	—	—
	14,000	14,000	(19)	—		$38.75	11/15/17	—	—	—	—
	7,500	22,500	(20)	—		$28.40	11/14/18	—	—	—	—
	—	27,500	(21)	—		$40.89	11/16/19	—	—	—	—

(1)	An option to acquire 50,000 shares vests on February 10 of each year from 2010-2013.
(2)	An option to acquire 35,000 shares vests on November 20 of 2010.
(3)	An option to acquire 27,500 shares vests on November 15 each year from 2010-2011.
(4)	An option to acquire 25,000 shares vests on November 14 each year from 2010-2012.

(5)	An option to acquire 18,750 shares vests on November 16 each year from 2010-2013.
(6)	An option to acquire 5,000 shares vests on July 27 of each year from 2010-2011.
(7)	An option to acquire 10,000 shares vests on November 20 of 2010.
(8)	An option to acquire 8,000 shares vests on November 15 of each year from 2010-2011.
(9)	An option to acquire 8,750 shares vests on November 14 of each year from 2010-2012.
(10)	An option to acquire 7,750 shares vests on November 16 of each year from 2010-2013.
(11)	An option to acquire 4,500 shares vests on July 27 of each year from 2010-2011.
(12)	An option to acquire 10,000 shares vests on November 20 of 2010.
(13)	An option to acquire 8,750 shares vests on November 15 of each year from 2010-2011.
(14)	An option to acquire 10,000 shares vests on November 14 of each year from 2010-2012.
(15)	An option to acquire 7,750 shares vests on November 16 of each year from 2010-2013.
(16)	An option to acquire 8,750 shares vests on November 16 of each year from 2010-2013.
(17)	An option to acquire 1,250 shares vests on December 31 of each year from 2010-2013.
(18)	An option to acquire 7,000 shares vests on November 20 of 2010.
(19)	An option to acquire 7,000 shares vests on November 15 of each year from 2010-2011.
(20)	An option to acquire 7,500 shares vests on November 14 of each year from 2010-2012.
(21)	An option to acquire 6,875 shares vests on November 16 of each year from 2010-2013.

Option Exercises and Stock Vested

(Fiscal Year 2009)

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James E. Cashman III, CEO	500,888	$17,148,809	—	—
Maria T. Shields, CFO	60,000	$1,749,313	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	35,724	$1,319,894	—	—
Joshua Fredberg, Vice President, Marketing	—	—	—	—
Brian C. Drew, Vice President, Development	—	—	—	—

Potential Payments under Employment, Severance and Change-of-Control Agreements

The table below sets forth the payments that the Company would be required to make in the event that any of the named executed officers were terminated without cause or by the employee for good reason.

Name	Salary & Bonus ($)	Benefits ($) (1)	Outplacement Services ($)	Total ($)(2)
James E. Cashman III, CEO	$2,040,000	$78,462	$61,200	$2,179,662
Maria T. Shields, CFO	—	—	—	—
Joseph C. Fairbanks, Jr., Vice President, Sales	—	—	—	—
Joshua Fredberg, Vice President, Marketing	$230,000	—	—	$230,000
Brian C. Drew, Vice President, Development	—	—	—	—

(1)	Consists of accrued vacation.
(2)	Mr. Cashman is entitled to two years of salary and bonus and certain benefits. The amounts set forth in this row show the aggregate payments to which he is entitled over the two-year period. Mr. Fredberg is entitled to a lump sum payment of twelve (12) months’ salary if terminated without cause within eighteen (18) months of November 2, 2009, and six (6) months’ salary if terminated without cause thereafter.

In addition to the payments set forth in the table above, upon a change in control, the named executed officers would be entitled to vesting of their options under certain circumstances as further described above under “Post-Employment Compensation—Employment, Severance and Change-of-Control Agreements.”

Mr. Cashman and Ms. Shields are subject to “single-trigger” vesting, so upon a change of control, all of their options would immediately vest. Assuming a change of control occurred on December 31, 2009 and that the price per share is the closing market price as of that date, Mr. Cashman would receive $7,579,050 and Ms. Shields would receive $1,000,255, respectively.

Each of Mr. Fairbanks, Mr. Fredberg and Mr. Drew are subject to “double-trigger” vesting.” Assuming a change of control occurred and termination of employment on December 31, 2009 and that the price per share is the closing market price as of that date, Mr. Fairbanks, Mr. Fredberg and Mr. Drew would receive $1,038,255, $89,950 and $611,615, respectively.

Each of Mr. Cashman, Ms. Shields, Mr. Fairbanks and Mr. Drew have stock award grants totaling 4,294, 2,528, 2,528 and 800 shares that would no longer be subject to a lock-up agreement restricting transfer upon a change of control of the Company.

Compensation Consultant

In October 2009, our Compensation Committee directed F.W. Cook to update its 2008 competitive assessment of our CEO and executive officer base salary, target bonus and equity compensation, and our director compensation program. In preparing each of its analyses, F.W. Cook developed a peer group of public companies consisting of firms comparable in size and industry to ours, and analyzed our relative performance in terms of revenue, number of employees, operating income, market capitalization and market capitalization to revenue ratio. Our Compensation Committee considered the recommendations of F.W. Cook when making executive equity awards in Fiscal 2009.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the four highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for Fiscal 2009 with management, and has recommended to our Board of Directors that the CD&A be included in our proxy statement for Fiscal 2009, and be incorporated by reference in our Annual Report on Form 10-K for Fiscal 2009 for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

John F. Smith, Chairman
William R. McDermott
Jacqueline C. Morby

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent auditor for Fiscal 2008, and has reported on our 2009 consolidated financial statements and internal control over financial reporting. Our Audit Committee appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2010 and we are seeking your ratification of that appointment. A representative of Deloitte & Touche LLP will be present at our Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Committee Report to Stockholders

The Audit Committee selects the Company’s independent registered public accounting firm to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual operating results, reviews the periodic disclosures related to the Company’s financial statements, considers the adequacy of the Company’s internal accounting procedures, oversees internal audit and compliance with the Sarbanes-Oxley Act of 2002, oversees the Company’s risk management policies and practices and establishes policies for business values, ethics and employee relations.

With respect to Fiscal 2009, the Audit Committee:

•	Reviewed and discussed the audited financial statements with the Company’s management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (Communications with Audit Committees) and SEC Rule 2-07 of Regulation S-X; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence.

Based on these reviews and discussions, our Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bradford C. Morley, Chairman
Michael C. Thurk
Patrick J. Zilvitis

Independent Registered Public Accounting Firm Services and Fees

The Company has selected Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2010.

A representative of Deloitte & Touche LLP will be present at our Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

Our Audit Committee pre-approves all auditing services and the terms thereof and all non-audit services, provided that the pre-approval requirement is waived for any non-audit services if the “de minimus exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act is satisfied.

The following table sets forth the aggregate fees billed to the Company for professional services rendered by our principal accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2009 and 2008, including the reviews of the financial statements included in our Form 10-Q filings and general accounting consultations.

	2009	2008
Audit Fees	$787,000	$1,371,000
Audit-Related Fees	$0	$181,000
Tax Fees	$555,000	$673,000
All Other Fees	$5,000	2,000

	$1,347,000	$2,227,000

Deloitte & Touche LLP did not provide any services to us related to financial information systems design and implementation during 2009 or 2008.

“Audit Fees” in 2009 and 2008 consisted of fees billed for professional services rendered for the audit of our annual financial statements and management’s report on internal control included in our Annual Reports on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as services that generally only our independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

“Audit-Related Fees” are for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including financial and tax due diligence related to business acquisitions.

“Tax Fees” consisted of fees billed for tax compliance, consultation and planning services.

The services performed by the independent registered public accounting firm in 2009 and 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by our Audit Committee. The policy requires that during each of the Audit Committee’s scheduled quarterly meetings, a description of services requested to be provided by the independent registered public accounting firm during the following quarter will be submitted to the Audit Committee for approval. Any requests for audit, audit-related, tax and other services not contemplated during the quarterly approval process must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Our Audit Committee has considered whether the provision of services, including non-audit services, by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence, and has concluded that it is compatible.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2011 annual meeting of stockholders must be received by the Company on or before November 27, 2010, in order to be considered for inclusion in the Company’s proxy materials for that meeting. These proposals must also comply with the rules of the SEC and should be mailed to: Secretary, ANSYS, Inc., Southpointe, 275 Technology Drive, Canonsburg, PA, 15317.

Stockholder proposals intended to be presented at the Company’s 2011 annual meeting, which are not to be included in the Company’s proxy materials, must be received by the Company no earlier than January 13, 2011, nor later than February 26, 2011, in accordance with the Company’s By-laws.

Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee should send such recommendations to the Secretary of the Company at the Company’s executive offices not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement for the prior year was released. Such recommendations must include: (1) the name and address of record of the stockholder; (2) a representation that the stockholder is a record holder of the Company’s Common Stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate which address the minimum qualifications described above; (5) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board to serve the long-term interests of the Company and its stockholders. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC and the nominees will be evaluated in the same manner as those nominated by the directors.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for our Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; (2) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD AND VOTE OVER THE TELEPHONE; OR (3) IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, MARK, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. VOTES SENT BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 11:59 PM UNITED STATES EASTERN TIME ON MAY 11, 2010. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees

01	Jacqueline C. Morby 02 Michael C. Thurk

The Board of Directors recommends that you vote FOR the following proposal(s):		For	Against	Abstain

2	RATIFICATION OF DELOITTE AND TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

NOTE: To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

ANSYS, INC.
Annual Meeting of Shareholders
May 12, 2010 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints JAMES E. CASHMAN III and MARIA T. SHIELDS, attorneys and proxies, with full power of substitution, to represent the undersigned and to vote all shares of ANSYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ANSYS, Inc. to be held at the Southpointe Club, Southpointe, 360 Southpointe Blvd., Canonsburg, Pennsylvania on Thursday, May 12, 2010, at 2:00 p.m. Eastern Time, or at any adjournments or postponements thereof, upon all matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side